LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is executed by and among Marquette Business Credit, Inc., a Minnesota corporation (“Lender”), Mendocino Brewing Company, Inc., a California corporation (“Mendocino Brewing”) and Releta Brewing Company LLC, a Delaware limited liability company (“Releta Brewing”); together with Mendocino Brewing, collectively referred to herein as the “Borrowers”), as of November 16, 2006. Lender and Borrowers hereby agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1  Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“Account Debtor” means a Person who is obligated on an account.

“Affiliate” of a Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, such former Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agricultural Lien Statute” means, collectively, each statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an “agricultural lien” (as defined in the UCC) in or against any portion of the products purchased, stored or otherwise handled by any Person from whom any Borrower purchases Inventory (or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business), or (b) create a Lien against, or impose a trust upon, some portion of either Borrower's inventory (and/or the accounts receivable derived therefrom) for the benefit of unpaid agricultural producers, any broker acting on behalf of an agricultural producer, any cooperative whose members consist of agricultural producers or any other Person that purchases goods from an agricultural producer in the ordinary course of business. Without limiting the generality of the foregoing, the term “Agricultural Lien Statute” shall specifically include each of the following statutes: Article 20 of the New York Agriculture and Markets Law and Section 55631, et seq. of Food and Agricultural Code of California.

“Authorized Representatives” means any officers or employees of the Borrowing Agent designated by the Borrowing Agent for purposes of giving and receiving notices hereunder, requesting and repaying Loans, agreeing to rates of interest and otherwise transacting business with the Lender hereunder.

“Availability” means, as of any date, the positive difference between (a) an amount equal to the lesser of (i) the Revolving Facility Limit or (ii) the Borrowing Base on such date, and (b) the aggregate outstanding principal amount of the Revolving Loans on such date.

“Base Rate” means the one-month or 30 day LIBOR rate quoted by Lender from The Wall Street Journal, which shall be that one-month or 30 day LIBOR rate in effect on the first day of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset on the first day of each succeeding calendar month. If the initial advance of any Loan occurs other than on the first day of the month, the initial one-month or 30 day LIBOR rate shall be that one-month or 30 day LIBOR rate in effect on the date of such initial advance, which rate plus the Applicable Margin described on Schedule A, shall be in effect for the remaining days of the month of such initial advance; such one-month or 30 day LIBOR rate to be reset at on the first day of each succeeding month. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

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“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding 6 years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

“Blocked Account” means an account maintained with a Collecting Bank pursuant to a Blocked Account Agreement.

“Blocked Account Agreement” means an agreement among one or more of the Borrowers, Lender, and a Collecting Bank concerning the collection of payments which represent the proceeds of accounts or of any other Collateral.

“Borrowing Agent” means Mendocino Brewing.

“Borrowing Base” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto.

“Capex Loan” shall have the meaning assigned to such term in Section 2.5(a).

“Capex Loan Advance Rate” shall mean a percentage equal to eighty percent (80%) of the original invoice amount of the capital assets acquired in connection with the relevant Qualified Capital Expenditure.

“Capex Loan Amount” shall mean an amount equal to $650,000, it being understood and agreed that in no event shall the aggregate principal amount of all Capex Loans advanced by the Lender from time to time exceed $650,000.

“Capex Note” shall have the meaning assigned to such term in Section 2.5(a).

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets (including by entry into a Capitalized Lease) which are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, together with all regulations promulgated with respect thereto.

“Collateral” means and includes all of each Borrower’s now owned or hereafter acquired personal property and assets, whether tangible or intangible, including without limitation all of each Borrower’s right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired: (a) all accounts, (b) all inventory, (c) all equipment and fixtures (except as set forth below), (d) all contract rights, (e) all general intangibles, including without limitation payment intangibles and software, (f) all Intellectual Property, (g) all deposit accounts, cash, drafts, certificates of deposit, and general and special deposits, (h) all investment property and financial assets (other than (i) margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and (ii) the equity interest of any Borrower in its subsidiaries), (i) all instruments, (j) all chattel paper, including without limitation, electronic chattel paper, (k) all goods and all accessions thereto, (1) all documents, (m) all letter of credit rights, (n) all insurance and certificates of insurance pertaining to any and all items of Collateral, (o) all books and records, (p) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (q) all cash deposited with any Affiliate of Lender, (r) those commercial tort claims, if any, described on Schedule 1.1 hereto, and (s) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form. Notwithstanding anything to the contrary contained herein, the term “Collateral” shall not include any of either Borrower’s now owned or hereafter acquired real property or any buildings, structures or improvements now or hereafter erected on such real property.

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“Collecting Bank” means any banking institution with which a Blocked Account has been established pursuant to a Blocked Account Agreement.

“Concentration Limit” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Contract Rate” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Cross Aging Percentage” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Default Rate” means the Contract Rate plus three percent (3%) per annum.

“Dollar” and “$” means freely transferable United States dollars.

“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) (including gains and losses from the sales of assets in the ordinary course of business) for such period, (b) the provision for income taxes allocable to such period, (c) the interest expense for such period, and (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period (where the items set forth in sections (a) - (d) above are determined without duplication and on a consolidated basis and, where applicable, in accordance with GAAP).

“Eligible Accounts” shall mean, with respect to each Borrower, all accounts of such Borrower which are deemed by Lender in the exercise of its commercially reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages or other defenses and all credits owed or allowed by such Borrower upon any of its accounts and further reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement. In no event shall Eligible Accounts include the following:

(a)  accounts which remain unpaid more than ninety (90) days past their invoice dates;

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(b)  accounts which are not due and payable within thirty (30) days after their invoice dates;

(c)  accounts owing by a single Account Debtor if more than the Cross Aging Percentage of such accounts is ineligible pursuant to clauses (a) or (b) above;

(d)  accounts with respect to which the Account Debtor is an Affiliate of any Borrower;

(e)  accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(f)  accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the continental United States of America or a province of Canada (other than Quebec), or with respect to which the Account Debtor is not subject to service of process in the continental United States of America or a province of Canada (other than Quebec), unless such accounts are backed in full by irrevocable letters of credit or credit insurance in form and substance satisfactory to Lender issued or confirmed by a domestic commercial bank acceptable to Lender and which, if a letter of credit, is in the possession of Lender and which, if credit insurance, is payable to Lender;

(g)  accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body, or any state, county or local governmental authority, or (in each case) any department, agency or instrumentality thereof, unless such accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable), or in compliance with all applicable state law requirements (if any), as applicable, and such assignment has been accepted and acknowledged by the appropriate government officers;

(h)  accounts (i) with respect to which any Borrower is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor or (ii) with respect to which such Account Debtor disputes the amount owed but only that portion of such accounts which such Account Debtor disputes;

(i)  accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the applicable Account Debtor;

(j)  accounts which are not invoiced within three (3) days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto;

(k)  accounts which are not subject to a first priority perfected security interest in favor of Lender;

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(l)  accounts with respect to which there exists any Lien in favor of any Person other than Lender, unless such Lien has been fully and unconditionally subordinated to the Lender’s security interest pursuant to a written agreement in form and substance acceptable to the Lender in its commercially reasonable discretion;

(m)  that portion of the aggregate account balance owed by a single Account Debtor which exceeds the Concentration Limit;

(n)  accounts with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such state of payment of such account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(o)  accounts which represent a progress billing or which arise in connection with any pre-billing;

(p)  accounts with respect to which there are proceedings or actions which are then threatened or pending against the Account Debtor or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor’s financial condition or in its ability to pay any account in full when due;

(q)  accounts which arose out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the applicable Borrower to the Lender of such account;

(r)  accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the applicable Borrower or any Affiliate of such Borrower (or by any lender or custodian of such Borrower or any Affiliate of such Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(s)  accounts which, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the applicable Borrower’s accounts;

(t)  accounts with respect to which the applicable Borrower has failed to observe and comply with all laws of the jurisdiction in which the Account Debtor with respect to such Account is located which, if not observed or complied with, would deny such Borrower access to the courts of such jurisdiction;

(u)  accounts which arise outside of the ordinary course of the applicable Borrower’s business;

(v)  accounts which are evidenced by chattel paper or instruments unless the Lender has specifically agreed to include each such account as an Eligible Account, in which case (i) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account and (ii) the originals of such chattel paper or instruments have been assigned and delivered to the Lender in a manner satisfactory to the Lender; and

(w)  accounts that Lender, in its commercially reasonable discretion, has determined to be ineligible.

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“Eligible Inventory” means, with respect to each Borrower, as at any date of determination, all inventory owned by and in the possession of such Borrower and located in the United States of America that Lender, in its commercially reasonable discretion, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following are not Eligible Inventory:

(a)  finished goods which are produced under a contract brewing agreement or are otherwise specific to a particular customer;

(b)  finished goods which do not meet the specifications of the purchase order for such goods;

(c)  inventory which Lender determines, in its commercially reasonable discretion, to be unacceptable for borrowing purposes;

(d)  inventory with respect to which Lender does not have a valid, first priority and fully perfected security interest;

(e)  inventory with respect to which there exists any Lien in favor of any Person other than Lender, unless such Lien has been fully and unconditionally subordinated to the Lender’s security interest pursuant to a written agreement in form and substance acceptable to the Lender in its commercially reasonable discretion;

(f)  inventory which has been consigned to such Borrower;

(g)  packaging and shipping materials, products and labels, with the exclusion of generic, unbranded and unlabeled bottles;

(h)  inventory that is slow-moving or obsolete or returned or repossessed or used goods taken in trade;

(i)  inventory consisting of consumables (i.e. chemicals used in the brewing process);

(j)  inventory produced in violation of the Fair Labor Standards Act, in particular provisions contained in Title 29 U.S.C. 215 (a)(i);

(k)  inventory that violates or fails to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the applicable Borrower’s inventory;

(l)  inventory that was purchased from a Person who did not comply with the Food Security Act;

(m)  inventory that is located outside of the continental United States; and

(n)  inventory located at a location for which Lender does not have a valid landlord’s or warehouseman’s waiver or subordination on terms and conditions acceptable to Lender in its commercially reasonable discretion and inventory located at any location other than those listed on Schedule 5.1(o).

It is expressly understood and agreed that any hops, malt or other grain products or derivatives, whether located at a facility owned or leased by a Borrower or otherwise, that are covered by a negotiable warehouse receipt, nonnegotiable warehouse receipt, scale weight ticket or load slip, or by any other evidence of ownership or document of title, that is not in the physical possession of the applicable Borrower or the Lender shall in no event constitute Eligible Inventory.

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“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“Event of Default” means any of the events specified in Section 10.1.

“Financial Statements” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Fixed Charge Coverage Ratio” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Food Security Act” means 7 U.S.C. Section 1631, and any successor statute thereto, together with each state statute establishing a “central filing system” (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

“GAAP” means generally accepted accounting principles and practices consistently applied.

“Grower Payables” means, collectively, all unpaid amounts payable by Borrowers (or any of them), in the aggregate, for the purchase of inventory from any “Producer” as defined in Article 20 of the New York Agriculture and Markets Law, from any “Producer” as defined in the Food and Agricultural Code of California or from any other Person engaged in a farming operation, or from any broker or agent selling on behalf of any such Producer or other Person, or from any cooperative whose owners/members consist of any such Producer or other Persons.

“Grower Payables Reserve” means a reserve in such amount as the Lender shall determine from time to time is necessary to cover the aggregate liability of all Borrowers for Grower Payables; provided, however, that the amount of such reserve shall be reduced, dollar for dollar, by the amount of each Grower Payable with respect to which the applicable payee has waived and disclaimed any Lien or other interest such payee might otherwise have or be entitled to in all or any portion of the Collateral, which waiver and disclaimer shall be made pursuant to a written document in form and substance acceptable to the Lender.

“Indebtedness” means, without duplication, (a) all Liabilities, (b) all obligations for Money Borrowed or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (c) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (d) Capitalized Lease Obligations, (e) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (f) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts sold or otherwise disposed of by such Person, and (g) in the case of each Borrower, the Loans.

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“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

“Inventory Advance Rate” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Inversiones” means Inversiones Mirabel S.A., a company incorporated in Panama.

“Investment” means any investment, whether by means of share purchase, loan, advance, purchase of debt instrument, extension of credit (other than (i) accounts receivable arising from the sale of goods or services in the ordinary course of business, and (ii) notes, accepted in the ordinary course of business, evidencing overdue accounts receivable arising in the ordinary course of business), capital contribution, acquisition of real or personal property (other than personal property acquired in the ordinary course of business) or otherwise, in or to any Person, the guaranty of any Indebtedness of any Person or the subordination of any claim against any Person to other indebtedness of such Person.

“Lender’s Office” means the office of Lender located at 1660 S. Highway 100, Suite 146, Minneapolis, MN 55416-1524, Attention: Credit Department, or such other office as Lender may designate from time to time.

“Liabilities” means all liabilities of a Person determined in accordance with GAAP.

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement covering, or any trust upon, or any other security interest or encumbrance of any kind in respect of, any property of such Person or upon the income or profits therefrom.

“Loans” means the Revolving Loans, the Capex Loans and the Term Loan.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence or secure, in whole or in part, the Obligations and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement or the Loans.

“Lockbox” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Material Adverse Change” means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Borrower or any of its subsidiaries, (b) upon the ability of any Borrower or any of its subsidiaries to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

“Material Agreement” means any contract, agreement, commitment, arrangement or instrument to which, as of any date, any Borrower is a party or by which any Borrower or any of its properties is bound, including any contract brewing agreement, license agreement, distribution agreement, promissory note, indenture, loan agreement, mortgage, lease, or deed, in each case the cancellation, termination or non-existence of which could constitute a Material Adverse Change.

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“Maximum Rate” shall have the meaning provided in Section 3.8.

“Money Borrowed” means Indebtedness (i) that is represented by notes payable, drafts accepted, bonds, debentures or similar instruments that represent extensions of credit, (ii) upon which interest charges are customarily paid (other than trade Indebtedness), (iii) that was issued or assumed as full or partial payment for property, (iv) that is evidenced by a guarantee (but only if the obligations guaranteed would otherwise qualify as Money Borrowed), or (v) that constitutes a Capitalized Lease Obligation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains and any extraordinary non-cash losses, in each case as determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”

“Net Worth” of any Person means the total shareholders’ or members’ equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Note” shall mean the Revolving Note, the Capex Note, the Term Loan Note and any other promissory note of the Borrowers, or any one or more of them, evidencing any loan or advance (including but not limited to the Loans) made by the Lender to the Borrowers, or any one or more of them, pursuant to this Agreement, as the same may be amended, modified, restated or replaced from time to time.

“Obligations” shall mean (i) all Loans or other advances made by Lender to Borrowers (or any of them) pursuant to this Agreement or otherwise, (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrowers (or any of them), whether or not the advances or value are given pursuant to a commitment and whether or not such Borrower(s) is (are) indebted to Lender at the time of such advance; (iii) any and all other debts, liabilities and obligations of every kind and character of Borrowers (or any of them) to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than a Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced; (iv) any and all other debts, liabilities and obligations of every kind and character of Borrowers (or any of them) to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than a Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced; (v) interest on all of the debts, liabilities and obligations set forth above; (vi) all costs, fees and expenses payable by Borrowers (or any of them) to Lender or any Affiliate of Lender pursuant to any of the Loan Documents; and (vii) any and all renewals, extensions, modifications and increases of the debts, liabilities and obligations set forth above, or any part thereof.

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“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

“PACA” means, collectively, (a) the Perishable Agricultural Commodities Act, 1930, as amended (7 U.S.C. § 499(e)(c)(2) et. seq.), together with all rules and regulations relating thereto or promulgated thereunder (including 7 C.F.R. § 46.1 et seq.), and (b) any other state law or regulation of similar import.

“PACA Payables” means, collectively, all unpaid amounts payable by any Borrower for the purchase of “Perishable Agricultural Commodities” (as defined in PACA) acquired by Borrower as a “dealer” (as defined in PACA). PACA Payables shall include, without limitation, the amount of any outstanding uncashed checks issued by any Borrower in payment of PACA Payables to the extent not otherwise included in the amount of PACA Payables.

“PACA Reserve” shall mean a reserve in such amount as Bank shall determine from time to time is necessary to cover the Borrowers’ aggregate liability for PACA Payables.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Indebtedness” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Permitted Investments” means, with respect to each Borrower, Investments of such Borrower in (a) negotiable certificates of deposit issued by any commercial bank having capital and surplus in excess of $100,000,000, and (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of repurchase of not more than one year and repurchase agreements relating to the same.

“Permitted Liens” means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender; (b) the Liens described on Schedule 5.1(g) attached hereto and made a part hereof; and (c) Liens in favor of Lender.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Prohibited Distribution” by any Person means (a) the retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities (excluding distributions made solely in shares of stock of the same class) or partnership interests, (c) any loan or advance by such Person to, or other Investment by such Person in, any other Person, and (d) any other payment by such Person in respect of such securities or partnership interests, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

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“Prohibited Payment” means (a) any redemption, repurchase or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and trade debt), (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person, and (c) any payment with respect to any Subordinated Indebtedness that is made in violation of the subordination agreement relating thereto.

“Qualified Capital Expenditure” shall mean a Capital Expenditure which meets the following requirements:

(a)  the applicable Borrower shall have paid (or shall cause to be paid contemporaneously with the funding of the applicable Capex Loan), in cash, the full original invoice cost of the capital assets acquired with such Capital Expenditure, and such Borrower shall have provided (or shall provide within five (5) days following the funding of the applicable Capex Loan) to the Lender copies of the original invoice and the canceled check for payment or other evidence of payment in full;

(b)  it is made in the ordinary course of the applicable Borrower’s business;

(c)  the capital assets acquired with such Capital Expenditure consist solely of one or more items of production equipment which are intended for direct use in the applicable Borrower’s primary business of producing and distributing beer and malt beverages for the specialty “craft” segment of the beer market (without limiting the generality of the foregoing, it is expressly understood and agreed that in no event shall Capital Expenditures for such items as computers, telephone systems, office machinery, office equipment, furniture, fixtures, appliances, vehicles and other similar non-production equipment constitute “Qualified Capital Expenditures” hereunder);

(d)  no portion thereof consists of any soft costs relating to the acquisition of the applicable capital assets (for purposes hereof the term “soft costs” shall include, but shall not be limited to, all taxes, delivery charges, setup fees, installation costs, insurance and other similar charges and costs);

(e)  no portion thereof has been paid by or financed with any other Person;

(f)  no portion of the capital assets acquired with such Capital Expenditure are located outside of the continental United States;

(g)  the capital assets acquired with such Capital Expenditure are located on premises that are either owned by the applicable Borrower or leased by such Borrower (provided that in the case of leased premises the Lender has received a landlord’s waiver acceptable to the Lender with respect to such leased premises);

(h)  the capital assets acquired with such Capital Expenditure are presently in good and workable condition, ordinary wear and tear excepted;

(i)  the capital assets acquired with such Capital Expenditure are not subject to any prior assignment, claim or Lien other than (i) a first priority Lien in favor of the Lender, and (ii) Liens consented to by the Lender in writing;

(j)  the capital assets acquired with such Capital Expenditure comply with the applicable Borrower’s specifications and have been delivered to and accepted by such Borrower;

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(k)  there exists no dispute with respect thereto between the applicable Borrower and the manufacturer or supplier of the capital assets acquired with such Capital Expenditure including, without limitation, warranties or other claims;

(l)  the capital assets acquired with such Capital Expenditure do not, in any way violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to such assets;

(m)  the Lender has determined in its commercially reasonable discretion that the capital assets acquired with such Capital Expenditures are not unacceptable due to age, type, condition or quality (without limiting the generality of the foregoing, it is expressly understood and agreed that any capital asset acquired or first used by the applicable Borrower (whether pursuant to a Capitalized Lease or otherwise) more than twelve (12) months prior to the date of the applicable Capex Loan request is unacceptable due to age, unless such capital asset is included on a fixed asset appraisal (in form and substance acceptable to the Lender in its commercially reasonable discretion) prepared by an independent appraiser acceptable to the Lender in its commercially reasonable discretion no more than twelve (12) months prior to the date of such Capex Loan request); and

(n)  the Capital Expenditure is not made in payment of obligations arising under any Capitalized Lease, except to the extent such obligations are satisfied in full by such payment and the liability related to such Capitalized Lease is removed from the applicable Borrower’s balance sheet in accordance with GAAP.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.

“Reserve” at any time shall mean the PACA Reserve (if any), plus the Grower Payables Reserve (if any), plus the aggregate amount of royalties and similar charges owed by the Borrowers (or any of them) to Kingfisher America, Inc., a Delaware corporation, UBI, UBSN or any other Affiliate of a Borrower, plus an amount from time to time established by Lender in its commercially reasonable discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory. The “Reserve,” if any from time to time, does not represent cash funds. For purposes of this definition and determining the Borrowing Base and without limiting Lender’s other discretion as described above, Lender specifically reserves the right to establish additional commercially reasonable reserves in respect of: any claims, interests, or rights (including Liens) of any Person (“Priming Interests”), whether arising pursuant to an Agricultural Lien Statute or otherwise, which (A) as of the date Lender learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens of Lender on any or all of the Collateral or (B) will have priority over the Liens of Lender on any or all of the Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise.

“Revolving Facility Limit” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Revolving Loans” means the advances made to Borrowers pursuant to Section 2.1.

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“Schedule of Accounts” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(a).

“Schedule of Inventory” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(c).

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

“State of Organization” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Subordinated Indebtedness” means Indebtedness of Borrowers (or any of them) to a third Person (i) that has been approved in writing by Lender and (ii) that has been subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Indebtedness containing terms acceptable to Lender in its commercially reasonable discretion.

“Tangible Net Worth” means (a) the combined Net Worth of Borrowers at the time in question (excluding the financial condition of all Persons other than the Borrowers), less (b) the amount of all intangible items, investments in subsidiaries, amounts due from Affiliates, employees, officers, managers, directors, members and shareholders, and all other items which should properly be treated as intangibles in accordance with GAAP, plus (c) the Subordinated Indebtedness of Borrowers.

“Term Loan” means the advances made to Borrower pursuant to Section 2.4.

“Termination Date” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“Total Credit Facility” shall have the meaning provided in Section 1.1 of Schedule A hereto.

“UBA” means United Breweries of America, Inc., a Delaware corporation.

“UBH” means United Breweries Holdings Limited, an Indian public limited company.

“UBI” means United Breweries International (U.K.), Limited, a United Kingdom private limited company.

“UBSN” means UBSN Limited, a United Kingdom private limited company.

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“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota, including without limitation, any amendments thereto which are effective after the date hereof.

“Unfunded Vested Liabilities” shall mean, with respect to each Borrower, the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of such Borrower’s most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of such Borrower or any ERISA Affiliate to the PBGC under Title IV of ERISA. In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.

Section 1.2  UCC Terms. Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, equipment, financial assets, general intangibles, goods, instruments, investment property, inventory and proceeds), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

Section 1.3  Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrowers referenced in Section 5.1(k).

ARTICLE II — CREDIT FACILITIES

Section 2.1  Revolving Loans. Subject to the terms and conditions of this Agreement, prior to the Termination Date Lender shall make advances to Borrowers under the revolving credit facility provided for under this Agreement in an amount not to exceed outstanding at any time the lesser of (a) the Revolving Facility Limit and (b) the Borrowing Base. Borrowers may borrow, repay and reborrow the principal of the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2  Advances Under the Revolving Loan. A request for an advance of a Revolving Loan shall be made, or shall be deemed to be made, in the following manner:

(a)  Any request by the Borrowing Agent for a Loan shall be in writing (via email, facsimile or an updated Borrowing Base Certificate), and must be given so as to be received by the Lender not later than 12:00 noon, Minneapolis, Minnesota time, on the date of the requested advance. Each such request shall specify the effective date of the borrowing, the amount of the requested advance and which Borrower will be the recipient of such advance. The Borrowing Agent’s failure to comply with the provisions of this Section 2.2(a) with respect to any Loan shall not in any manner affect the joint and several obligation of each Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)  Unless payment is otherwise made by a Borrower, the becoming due of any amount required to be paid under any Loan Document or of any Obligation shall be deemed to be a request for an advance under the Revolving Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable. Lender shall not have any obligation to any Borrower to honor any such deemed request for an advance but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

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Section 2.3  Repayment of the Revolving Loans. The Revolving Loans shall be repaid as follows: (a) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loans is due and payable, without demand, on the Termination Date; (b) if at any time the principal of, and interest upon, the aggregate outstanding Revolving Loans exceeds the lesser of (i) the Revolving Facility Limit or (ii) the Borrowing Base, Borrowers jointly and severally agree to immediately repay the Revolving Loans in the amount of such excess; and (c) each Borrower hereby instructs Lender to repay the Revolving Loans on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

Section 2.4  Term Loan.

(a)  Subject to the terms and conditions hereof, Lender agrees to make a Term Loan to Borrowers in the amount equal to $1,525,000. Borrower agrees to repay to Lender the Term Loan, together with interest thereon, in the manner provided herein. The principal owing hereunder in respect of the Term Loan at any given time shall equal the aggregate initial amount of the advance made as the Term Loan minus all principal payments thereon received by Lender in respect of the Term Loan. Amounts repaid in respect of the Term Loan may not be reborrowed hereunder.

(b)  The aggregate principal balance of the Term Loan shall be paid, jointly and severally, by Borrowers to Lender in monthly installments, due and payable on the first day of each calendar month, commencing on December 1, 2006. Each monthly principal installment shall be in an amount equal to the original principal balance of the Term Loan divided by eighty-four (84), provided that the remaining unpaid principal balance of the Term Loan and all accrued interest thereon shall be due and payable on the earliest of (i) the payment of the remaining unpaid principal balance of the Revolving Loans, (ii) the Termination Date and (iii) acceleration of the maturity of the Term Loan in accordance with the terms hereof.

(c)  Borrowers shall prepay the Term Loan from the proceeds of insurance or condemnation awards paid in respect of any equipment in which Lender has a security interest. Such prepayments shall be applied first to accrued but unpaid interest and the balance to installments of principal in the inverse order of their maturities.

(d)  Notwithstanding anything to the contrary contained herein, Borrowers may prepay the Term Loan in accordance with Section 3.4(b)(ii) of Schedule A hereto.

Section 2.5  Capital Expenditure Loans.

(a)  The Lender agrees to make loans (each, a “Capex Loan”) to the Borrowers from and after the effective date hereof through and including the Termination Date, in such amounts and at such times as the Borrowing Agent may from time to time request, up to but not in excess of (A) with respect to each individual Capex Loan, an amount equal to the Capex Loan Advance Rate multiplied by the amount of the Qualified Capital Expenditures to be paid with the proceeds of such Capital Expenditure Loan, and (B) with respect to Capital Expenditure Loans in the aggregate, the Capex Loan Amount. The proceeds of each Capital Expenditure Loan shall be used by the Borrowers solely to pay Qualified Capital Expenditures. Each request for a Capital Expenditure Loan shall be in a minimum amount of $25,000. The Capital Expenditure Loan shall be evidenced by that certain Capex Note bearing even date herewith made payable, jointly and severally, by the Borrowers to order of the Lender (as the same may be amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Capex Note”).

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(b)  Unless otherwise required to be sooner paid pursuant to this Agreement, the principal of each Capex Loan shall mature and be payable in consecutive equal monthly installments in an amount sufficient to fully amortize the principal balance of such Capex Loan by the last day of the seventy-second (72nd) month following the first day of the first month following the first anniversary date of this Agreement occurring after the date on which such Capex Loan was made. Such payments shall commence on the first day of the first month following the first anniversary date of this Agreement occurring after the date on which such Capex Loan was made and shall continue on the first day of each calendar month thereafter until the Termination Date, at which time a final balloon payment equal to the aggregate principal balance of all Capex Loans outstanding on such date shall be due and payable.

(c)  The Borrowers may, upon three Business Days’ notice to the Lender, prepay the principal of the Capex Loans in whole or in part without premium. Any partial prepayment of principal of the Capex Loans shall be in a minimum amount of the lesser of (A) the aggregate outstanding principal balance of the Capex Loans, or (B) $25,000 or an integral multiple thereof, and shall be applied to the unpaid installments of the Capex Loans in the inverse order of their maturities. Any principal of the Capex Loans which is repaid may not be reborrowed. Any regularly scheduled payment due in respect of the Capex Loans may be made with the proceeds of a Revolving Loan only if, immediately before and after giving effect to such payment, no Default or Event of Default then exists or would result therefrom. No portion of the Capex Loans may be prepaid with the proceeds of any Revolving Loan.

Section 2.6  Disbursement of Loans. Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of Loans requested, or deemed to be requested, pursuant to this Article II as follows: (i) each advance requested under Section 2.2(a) or Section 2.5(a) shall be disbursed by the Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial advances under the Revolving Loan, the Capex Loan and the Term Loan in accordance with the written instructions from Borrowing Agent to Lender, and (b) in the case of each subsequent advance, to a deposit account designated in writing by Borrowing Agent to Lender; and (ii) the proceeds of each advance requested under Section 2.2(b) shall be distributed by the Lender by way of direct payment of the relevant Obligation.

Section 2.7  Authorized Representatives. The Borrowing Agent shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Borrowing Agent or any Borrower, including requests for Loans, shall be given by and directed to such Authorized Representatives; provided, however, that the Lender may rely on the authority (or apparent authority) of any officer or employee of the Borrowing Agent or any Borrower whom the Lender in good faith believes to be an Authorized Representative.

Section 2.8  Borrowing Agency Provisions. Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes the Lender to pay over or credit all Loan proceeds hereunder in accordance with the request of the Borrowing Agent. The handling of this credit facility as a co-borrowing facility in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. The Lender shall not incur liability to any Borrower or any other Person as a result thereof. To induce the Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds the Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Lender on any request or instruction from the Borrowing Agent or any other action taken by the Lender with respect to this Section 2.8, except due to willful misconduct or gross (not mere) negligence of the Lender.

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Section 2.9  Obligations Joint and Several. All obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several. Each Borrower hereby agrees to make payment upon the maturity of the Obligations, whether by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be impaired or otherwise affected by any act or omission of the Lender including, without limitation any extension, renewal or forbearance granted by the Lender to any Borrower, any failure of the Lender to pursue or preserve its rights against any Borrower or the release by the Lender of any collateral now or hereafter given as security for all or any part of such obligations.

Section 2.10  Waiver of Subrogation. Subject only to the provisions of Section 2.11 below, each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against any other Borrower or any other person directly or contingently liable for the Obligations, or against or with respect to any other Borrower’s property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Agreement, until repayment in full of the Obligations.

Section 2.11  Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of Title 11 of the United States Code entitled “Bankruptcy” (as amended, the “Bankruptcy Code”), Section 2 of the Uniform Fraudulent Transfer Act (as amended, the “UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (as amended, the “UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 4 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section 2.11 shall be subordinate in right of payment to the prior payment in full of the Obligations.

ARTICLE III — GENERAL LOAN PROVISIONS; FEES AND EXPENSES

Section 3.1  Interest.

(a)  Loans. Borrowers shall pay interest on the unpaid principal amount of the Obligations at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Contract Rate, payable monthly in arrears on the first day of each calendar month and on the Termination Date.

(b)  Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Default Rate, payable on demand.

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(c)  Computation of Interest. The interest rates provided for in Sections 3.1(a) and (b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed;

Section 3.2  Fees and Expenses.

(a)  Origination Fee. In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loans, Borrowers jointly and severally agree to pay to Lender on the date hereof an origination fee in the amount provided in Section 3.2(a) of Schedule A hereto. Such fee is in addition to the expenses that Borrowers have agreed to pay elsewhere in this Agreement. Such fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(b)  Monthly Facility Fee. In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loans, Borrowers jointly and severally agree to pay to Lender a monthly facility fee for the period from the date hereof through the Termination Date calculated as provided in Section 3.2(b) of Schedule A hereto. Such facility fee shall be payable monthly in advance on the first day of each calendar month until the Termination Date and on the Termination Date. Such fee is in addition to the expenses that Borrowers have agreed to pay elsewhere in this Agreement. Such fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(c)  Unused Line Fee. Borrowers jointly and severally agree to pay to Lender an unused line fee for the period from the date hereof through the Termination Date calculated as provided in Section 3.2(c) of Schedule A hereto. Such unused line fee shall be payable monthly in arrears on the last day of each calendar month until the Termination Date and on the Termination Date. The parties hereto agree that such unused line fee, together with the other fees assessed hereunder, constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrowers the amount of the Revolving Facility Limit for such period.

(d)  Collateral Monitoring Fee. Lender shall be entitled to charge Borrowers, and if so charged each Borrower jointly and severally agrees to pay, a monthly collateral monitoring fee in the amount provided in Section 3.2(d) of Schedule A hereto. The collateral monitoring fee for each calendar month shall be due and payable on the first day of the next calendar month, and shall be prorated for any partial calendar month until the Termination Date. Such fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(e)  Minimum Usage Fee. Borrowers jointly and severally agree to pay to Lender a minimum usage fee for the period from the date hereof through the Termination Date calculated as provided in Section 3.2(e) of Schedule A hereto. Such usage fee shall be payable monthly in arrears on the last day of each calendar month until the Termination Date and on the Termination Date. The parties hereto agree that such usage fee, together with the other fees assessed hereunder, constitutes reasonable consideration for Lenders taking appropriate actions to be able to make available to Borrowers the Loans for such period.

(f)  Early Termination Fees; Prepayment Fees. See Section 3.4(b).

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(g)  Expenses. See Section 11.2.

Section 3.3  Manner of Payment.

(a)  Timing. Each payment by a Borrower on account of the principal of or interest on the Loans or of any fee or other amount payable to Lender shall be made not later than 1:00 p.m. (Minneapolis, Minnesota, time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day, provided that interest shall continue to accrue until such payment is made). All payments shall be made to Lender at Lender’s Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(b)  Charging Accounts. Each Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of such Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations which are not paid when due.

Section 3.4  Termination of Agreement.

(a)  Required Payments. On the Termination Date and upon any early termination of this Agreement, each Borrower jointly and severally agrees to pay to Lender (i) the principal of, and accrued and unpaid interest on, all Loans outstanding on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (iv) any and all other Obligations then outstanding.

(b)  Early Termination; Prepayment. If Borrowers terminate this Agreement or prepay the Term Loan prior to the Termination Date, each Borrower acknowledges that such termination or prepayment would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, each Borrower jointly and severally agrees to pay to Lender an early termination fee or a prepayment fee (as applicable) in the amount provided in Section 3.4(b) of Schedule A hereto.

Section 3.5  Evidence of Indebtedness.

(a)  At the request of Lender, the Loans shall be evidenced by one or more promissory notes.

(b)  Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder and which Borrower was the recipient of such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender hereunder, and (iii) the amount of any sum received by Lender hereunder from Borrowers.

(c)  The entries in the accounts maintained pursuant to subsection (b) above shall be prima facie evidence of the existence, amounts and recipients of the Obligations therein recorded, provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of each Borrower to repay the Obligations in accordance with their terms.

Section 3.6  Changes in Capital Adequacy Regulations. If Lender determines the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change, then, within fifteen days of demand by Lender, each Borrower jointly and severally agrees to pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines (in its commercially reasonable discretion) is attributable to this Agreement and any facility hereunder; provided, however, that the Lender shall not demand a payment under this Section 3.6 relating to any time period prior to 90 days before the date on which a demand is made for payment pursuant to this Section. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S. implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. If the Lender requests compensation under this Section 3.6 or requires any Borrower to pay any additional amount to the Bank pursuant to this Section, then, upon the written request of such Borrower, the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the commercially reasonable judgment of the Lender, such designation or assignment (A) would eliminate or materially reduce amounts payable pursuant to this Section in the future and (B) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender (as determined in its commercially reasonable discretion). Without limitation of the provisions of Section 11.2, the Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any such designation or assignment.

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Section 3.7  Lender Statements; Survival of Indemnity. Lender shall deliver a written statement to Borrowing Agent as to the amount due, if any, under Section 3.6. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be jointly and severally payable on demand by the Borrowers after receipt by Borrowing Agent of such written statement.

Section 3.8  Maximum Interest. If, at any time, the rate of interest contracted for, and computed in the manner provided, in this Agreement (“Applicable Rate”), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the “Charges”), which are treated as interest under applicable law, exceeds the maximum lawful rate (the “Maximum Rate”) allowed under applicable law, it is agreed that such contracting for, charging or receiving of such excess amount was an accidental and bona fide error and the provisions of this Section 3.8 will govern and control. The rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Base Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. If any payment hereunder, for any reason, results in the Borrowers having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by the Lender shall be credited on the principal balance of the Obligations (or, if all sums owing hereunder have been paid in full, refunded to the Borrowers), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.

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ARTICLE IV — CONDITIONS PRECEDENT

Section 4.1  Conditions Precedent. Lender shall not be obligated to make any Loan or advance hereunder (including the first) until (i) it shall have received the documents and items listed in Section 4.1 of Schedule A hereto, each duly executed and delivered in form and substance satisfactory to Lender, in its commercially reasonable discretion (it is understood and agreed that, in the case of the legal opinion delivered pursuant to Section 4.1(h) of Schedule A hereto, such opinion shall be in the form attached hereto as Exhibit C), and (ii) the requirements listed in Section 4.1 of Schedule A hereto have been fulfilled to the satisfaction of Lender, in its commercially reasonable discretion.

Section 4.2  Conditions to Subsequent Advances. The obligation of Lender to make any advance subsequent to the initial advance is subject to the following conditions precedent:

(a)  Conditions to First Advance. All of the conditions precedent set forth in Section 4.1 have been satisfied.

(b)  Borrowing Base Certificate. Lender shall have received from Borrowing Agent a Borrowing Base Certificate executed by Borrowing Agent, prepared as of a date not more than five (5) Business Days prior to the date of the requested advance.

(c)  Representations and Warranties. The representations and warranties contained in each of the Loan Documents shall be true in all material respects with the same force and effect as though made on and as of such date.

(d)  Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.

(e)  Adverse Change. No Material Adverse Change (or event or condition that could reasonably be expected to cause or have a Material Adverse Change) has occurred since the date of the Financial Statements.

(f)  Legal Restriction. Such advance or financial accommodation shall not be prohibited by any law or regulation or any order of any court or governmental agency or authority.

(g)  No Repudiation. No Borrower shall have repudiated or made any anticipatory breach of any of its obligations under any Loan Document.

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF BORROWERS

Section 5.1  Representations and Warranties. Each Borrower represents and warrants to Lender as follows:

(a)  Organization; Power; Qualification. Each Borrower is the type of entity identified in Section 5.1(a) of Schedule A, duly organized, validly existing and in good standing under the laws of the State of Organization and is authorized to do business in each state in which the nature of its properties or its activities requires such authorization. The jurisdictions in which each Borrower is qualified to do business as a foreign entity are listed on Schedule 5.1(a). Each Borrower’s federal employer identification number and its organizational number with the Secretary of State of the State of Organization (if issued) are as set forth in Section 5.1(a) of Schedule A hereto.

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(b)  Authorization; Enforceability. Each Borrower has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by such Borrower. All of the Loan Documents to which a particular Borrower is a party, constitute the legal, valid and binding obligations of such Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c)  Subsidiaries; Ownership. Except as shown on Schedule 5.1(c), no Borrower has any subsidiaries. The outstanding capital stock or membership interests of each Borrower have been duly and validly issued and are fully paid and nonassessable, and the significant shareholders/members of each Borrower, and the of the amount of shares of capital stock or membership interests, as applicable, held by such significant shareholders/members, in each case as of the date of this Agreement, are set forth on Schedule 5.1(c).

(d)  Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order or permit applicable to any Borrower or will conflict with, or will result in any breach of, any agreement to which any Borrower is a party or by which any Borrower may be bound or subject, or violate any provision of the organizational documents of any Borrower.

(e)  Consents, Governmental Approvals, Etc. No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by any Borrower of the Loan Documents. Each Borrower is in compliance with all applicable governmental approvals and all applicable laws.

(f)  Business. Each Borrower is engaged principally in that business described in Section 5.1(b) of Schedule A hereto.

(g)  Title; Liens. Except for items described in Schedule 5.1(g) and for Permitted Liens, all of the properties and assets of each Borrower are free and clear of all Liens, and such Borrower has good and marketable title to such properties and assets. Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

(h)  Indebtedness and Guaranties. With respect to each Borrower, set forth on Schedule 5.1(h) is a complete and correct listing of all of such Borrower’s (i) Indebtedness for Money Borrowed, and (ii) guaranties and other contingent obligations.

(i)  Suits, Actions, Etc. Except as disclosed on Schedule 5.1(i), no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of any Borrower, threatened against any Borrower or that could affect any of the Collateral.

(j)  Tax Returns and Payments. All tax returns required to be filed by any Borrower in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to a lien therefor.

(k)  Financial Condition. Borrowers have delivered to Lender copies of the Financial Statements. The Financial Statements fairly present the financial condition of Borrowers as of their respective dates and have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments). There is no Indebtedness of any Borrower which is not reflected in the Financial Statements, and no event or circumstance has occurred since the date of the Financial Statements which has had or could have or result in a Material Adverse Change.

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(l)  ERISA. Neither any Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1(l). Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. Each Borrower and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m)  Compliance; Defaults. Each Borrower is in material compliance with all applicable statutes and governmental rules and regulations (including, without limitation, all statutes and regulations governing or otherwise relating to the production, manufacture, storage, sale, distribution and/or other handling of beer or other intoxicating beverages that apply to such Borrower by virtue of the nature of its business). No Default or Event of Default has occurred and is continuing.

(n)  Borrowing Base Reports. All accounts and inventory included in any Borrowing Base Certificate constitute Eligible Accounts or Eligible Inventory, as appropriate, except as disclosed in such Borrowing Base Certificate.

(o)  Location of Tangible Collateral. Set forth on Schedule 5.1(o) is (i) the location and address where all inventory and other tangible Collateral is located, and (ii) if the facility is leased or is a third party warehouse or processor location, the name of the landlord or such third party warehouseman or processor.

(p)  Place of Business. The place of business of each Borrower (or, if a Borrower has more than one place of business, its chief executive office) is at the address or addresses set forth on Schedule 5.1(p) and the books and records relating to the accounts are located at the address or addresses set forth on Schedule 5.1(p).

(q)  Corporate and Fictitious Names; Trade Names. Except as disclosed on Schedule 5.1(q), no Borrower has, during the preceding five (5) years, (i) been known as or used any other corporate, fictitious or trade names (excluding trade names used solely in relation to the Borrowers’ contract and licensed brewing operations), (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

(r)  Intellectual Property. Each Borrower owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, conflict with the rights of others, and Schedule 10.6 lists all Intellectual Property owned by any Borrower.

(s)  Payroll Taxes. Each Borrower has made all payroll tax deposits for all of its employees on or before the date when due.

(t)  Other Taxes. Each Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrowers in respect of taxes and other governmental charges are adequate.

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(u)  Solvency. Each Borrower is Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Borrower.

(v)  Inventory; PACA and Agricultural Lien Matters. Except for Liens arising in favor of warehousemen that are party to a warehouse or bailee letter in favor of the Lender, no processing, packaging or other work is performed by any Person with respect to inventory of any Borrower giving rise to a Lien in favor of such Person for amounts due for the processing, packaging or other work performed. No Borrower has received written notice from any unpaid seller, supplier, cooperative or agent of such Person’s intent to preserve the benefits of the trust created under PACA or any Agricultural Lien Statute, nor has any action been commenced by (i) any beneficiary of the trust created under PACA or any Agricultural Lien Statute to enforce payment from such trust, or (ii) U.S. Department of Agriculture or other governmental body or regulatory authority against any Borrower to enforce payment from the trust created under PACA or any Agricultural Lien Statute. No Borrower has received (a) any direct notice from any secured party claiming a security interest or agricultural lien in any “farm products” (as defined in the UCC) purchased by such Borrower, or (b) any notice from any eligible claimant or other Person entitled to protection or otherwise afforded rights under an Agricultural Lien Statute, nor is any Borrower aware of any noncompliance with the Food Security Act or any Agricultural Lien Statute on the part of any Person from whom such Borrower has purchased Inventory. Neither Borrower is a “Dealer” as defined in Article 20 of the New York Agriculture and Markets Law, and, as such, neither Borrower maintains a license as a Dealer under such statute. Neither Borrower is a “Processor” as defined in Section 55407 of Food and Agricultural Code of California.

Section 5.2  Survival of Representations. All representations and warranties by Borrowers (or any of them) herein shall be deemed to have been made on the date hereof and the date of each advance of a Loan.

ARTICLE VI — SECURITY INTEREST AND COLLATERAL COVENANTS

Section 6.1  Security Interest. To secure the payment and performance of the Obligations, each Borrower hereby mortgages, pledges and assigns to Lender all of the Collateral and grants to Lender a continuing security interest and Lien in and upon all of the Collateral.

Section 6.2  Collection of Accounts.

(a)  If any Borrower receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of accounts or of any other Collateral, such Borrower shall immediately deposit such items in kind in a Blocked Account, fully-endorsed. Each Borrower shall advise each Account Debtor that remits amounts payable on the accounts, and any other Person that remits amounts to such Borrower in respect of any of the Collateral, by wire transfer or ACH to make such remittances directly to a Blocked Account.

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(b)  Each Borrower shall enter into a Lockbox agreement and shall cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in a Blocked Account in accordance with the procedures set out in the corresponding Blocked Account Agreement. In particular, each Borrower will (i) advise each Account Debtor to address to a Lockbox specified by Lender all remittances with respect to amounts payable on all accounts, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to Lender indicating that payment is to be made to such Borrower via such specified Lockbox.

(c)  Borrowers and Lender shall cause all collected balances in each Blocked Account to be transmitted daily to the Lender by wire transfer or depository transfer check or Automated Clearing House transfer in accordance with the procedures set forth in the corresponding Blocked Account Agreement.

(d)  Amounts transmitted to the Lender pursuant to subsection (c) above shall be credited to the payment of the Obligations three (3) Business Days after the date of actual receipt of such amounts by the Lender. The delay in applying funds received by the Lender to the Obligations shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(e)  Any payments which are received by any Borrower (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in the Blocked Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

Section 6.3  Verification and Notification. Lender shall have the right at any time at Borrowers’ expense and in its own name, any Borrower’s name, or an assumed name (a) to verify the validity, amount or any other matter relating to any accounts, and (b) to notify Account Debtors to make payment of all amounts directly to Lender and enforce collection of any such accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner as the applicable Borrower.

Section 6.4  Disputes, Returns and Adjustments.

(a)  Each Borrower shall provide Lender with prompt written notice of amounts in excess of $25,000 that are in dispute between any Account Debtor and such Borrower.

(b)  Each Borrower shall notify Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with Section 8.3(d). Each Borrower shall notify Lender promptly of any pending return or credit in excess of $15,000 and shall specify the account affected, the related Account Debtor and the goods to be returned.

(c)  Each Borrower may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any account or compromise, compound or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, provided that (i) such Borrower shall not have taken any such action that results in the reduction of more than ten percent (10%) of the amount payable with respect to any account or of more than ten percent (10%) of the amount payable with respect to all accounts of such Borrower in any fiscal year, and (ii) such Borrower shall promptly notify Lender (but not less often than ten (10) days after the end of each month) of the amount of such adjustments and the account(s) affected thereby.

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Section 6.5  Invoices. Upon request, each Borrower shall deliver to Lender copies of customers’ invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers’ statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

Section 6.6  Ownership; Defense of Title.

(a)  Each Borrower shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

(b)  Each Borrower shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

Section 6.7  Location of Offices and Collateral; Organizational Information. No Borrower shall change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure or jurisdiction of organization without giving Lender at least thirty (30) days’ prior written notice thereof (provided, however, that such Borrower may change its corporate structure or jurisdiction of organization with less than thirty (30) days prior written notice to Lender if Lender consents in writing, which consent shall not be unreasonably withheld). All inventory, other than inventory in transit to any such location, shall at all times be kept by the applicable Borrower at one or more of the locations set forth in Schedule 5.1(o).

Section 6.8  Records Relating to Collateral.

(a)  Each Borrower shall at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of such Borrower, itemizing and describing the kind, type and quantity of inventory and such Borrower’s cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of such Borrower with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in such Borrower’s inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of such Borrower. Data bases containing the foregoing shall at all times be accessible and available to Lender.

(b)  Each Borrower will conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

Section 6.9  Inspection. Lender (by any of its officers, employees, or agents) shall have the right at any time or times to (a) visit the properties of each Borrower, inspect the Collateral and the other assets of each Borrower and inspect and make extracts from the books and records of each Borrower, all during customary business hours, (b) discuss each Borrower’s business, financial condition, results of operations and business prospects with such Borrower’s (i) principal officers, (ii) independent accountants and other professionals providing services to such Borrower, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of such Borrower), (c) verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in this connection review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in Section 6.8; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Lender agrees to provide at least three (3) business days prior notice to Borrowers before exercising any of its inspection or visitation rights under this Section. Each Borrower will deliver to the Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with the Lender or for the Lender to obtain records from any service bureau maintaining records on behalf of such Borrower.

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Section 6.10  Maintenance. Each Borrower shall maintain all equipment of such Borrower in good and working order and condition, reasonable wear and tear accepted.

Section 6.11  Power of Attorney. Each Borrower hereby appoints Lender as its attorney, with power (a) to endorse the name of such Borrower on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession, and (b) to sign the name of such Borrower on any invoice or bill of lading relating to any accounts, inventory or other Collateral. Each Borrower also authorizes Lender to file financing statements, without such Borrower’s signature, covering part or all of the Collateral in such jurisdictions as Lender shall determine to be advisable.

ARTICLE VII — AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Borrower covenants and agrees as follows:

Section 7.1  Preservation of Corporate Existence and Similar Matters. Each Borrower shall preserve and maintain its existence as a corporation or limited liability company, as the case may be, and qualify and remain qualified as a foreign entity authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 7.2  Compliance with Applicable Law. Each Borrower shall comply with all applicable laws (including, without limitation, PACA, the Food Security Act, any applicable Agricultural Lien Statute, and any applicable statute, regulation or ordinance governing or otherwise relating to (a) ecology, human health or the environment, or (b) the production, manufacture, storage, sale, distribution and/or other handling of beer or other intoxicating beverages).

Section 7.3  Conduct of Business. Each Borrower shall engage only in substantially the same businesses conducted by such Borrower on the date hereof.

Section 7.4  Payment of Taxes and Claims. Each Borrower shall pay or discharge when due (a) all taxes, assessments and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of such Borrower, except that this Section 7.4 shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of such Borrower.

Section 7.5  Accounting Methods and Financial Records. Each Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

Section 7.6  Use of Proceeds. Each Borrower shall (a) use the proceeds of the Loans for the repayment of its outstanding bank debt and for working capital and general business purposes, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

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Section 7.7  Hazardous Waste and Substances; Environmental Requirements. Each Borrower shall comply with all occupational health and safety laws and Environmental Laws.

Section 7.8  Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

Section 7.9  Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrowers shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s). Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

Section 7.10  ERISA. Each Borrower shall provide to Lender, as soon as possible and in any event within 30 days after the date that (a) any Termination Event with respect to a Benefit Plan of such Borrower has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans of such Borrower has increased to an amount in excess of $0, or (c) such Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of such Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Section 7.11  Insurance. Each Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses. Without limiting the foregoing, each Borrower shall insure the Collateral of such Borrower against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in such Borrower’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by such Borrower and copies of the policies delivered to Lender. If any Borrower fails to do so, Lender may procure such insurance and charge the cost to such Borrower’s account. Each policy of insurance covering the Collateral shall provide that at least ten (10) days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer. All insurance policies required under this Section 7.11 shall name Lender as an additional named insured and as a loss payee. Any proceeds of insurance referred to in this Section 7.11 which are paid to Lender shall be, at the option of Lender in its commercially reasonable discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment of the Obligations (or, if any Default or Event of Default has occurred and is continuing, to the prepayment of the Obligations).

Section 7.12  Payroll Taxes. Each Borrower shall at all times make all payroll tax deposits for all of its employees on or before the date when due.

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Section 7.13  Notice of Certain Matters. Each Borrower shall provide to Lender prompt notice of (a) the commencement, to the extent such Borrower is aware of the same, of all actions and proceedings in any court against any Borrower or any of the Collateral, (b) any amendment of any of the organizational documents of any Borrower, including but not limited to articles of incorporation or bylaws, (c) any change in the business, financial condition, results of operations or business prospects of any Borrower and any change in the executive officers of any Borrower (including, without limitation, if either (x) Yashpal Singh shall for any reason cease to hold the office of President and Chief Executive Officer of Mendocino Brewing, or (y) N. Mahadevan shall for any reason cease to hold the office of Chief Financial Officer of Mendocino Brewing), and (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by any Borrower under any Material Agreement (other than this Agreement) to which such Borrower is a party. In addition, each Borrower will promptly notify Bank in writing upon receiving from any unpaid seller, supplier or agent any written notice of intent to preserve the benefits of the trust created under PACA or any Agricultural Lien Statute, the commencement of any action by any beneficiary of the trust created under PACA or any Agricultural Lien Statute to enforce payment from such trust, or any action commenced by the U.S. Department of Agriculture or any governmental body or regulatory authority against Borrower to enforce payment from the trust created under PACA or any Agricultural Lien Statute. In addition, each Borrower will promptly notify Lender in writing (a) upon receiving any direct notice from any secured party claiming a security interest or agricultural lien in any “farm products” (as defined in the UCC) purchased by such Borrower, (b) upon receiving any notice from any eligible claimant or other Person entitled to protection under an Agricultural Lien Statute, (c) upon learning that any Person from whom such Borrower has purchased Inventory has failed to comply with the Food Security Act or any Agricultural Lien Statute, and (d) upon receiving any written notice or other written communication from any licensing authority under any Agricultural Lien Statute. In addition, so long as any of UBH, UBA or Inversiones remain significant shareholders, directly or indirectly, of Mendocino Brewing, Mendocino Brewing agrees that it will promptly notify Lender in writing upon learning of the occurrence of any of the following events or circumstances:

(A) UBH, UBA or Inversiones shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Person or of all or a substantial part of such Person’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Person is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company or partnership action for the purpose of effecting any of the foregoing; or

(B) An involuntary petition or complaint shall be filed against UBH, UBA or Inversiones seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person’s assets; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Person or appointing an intervenor or liquidator of such Person, or of all or substantially all of such Person’s assets.

Section 7.14  Additional Affirmative Covenants. The covenants set forth in Section 7.14 of Schedule A hereto are incorporated herein by reference.

ARTICLE VIII — FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Borrower covenants and agrees as follows:

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Section 8.1  Financial Statements.

(a)  Audited Year-End Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrowers, Borrowers shall furnish to Lender copies of the audited consolidated and consolidating balance sheet of Mendocino Brewing and its subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Mendocino Brewing and its subsidiaries, together with an unqualified audit report certified by independent certified public accountants selected by Borrowers and acceptable to Lender in its commercially reasonable discretion; provided that consolidating statements need not be certified by such accountants. In addition, on or before such date, Borrowers shall provide Lender with copies of all management reports received from their certified public accountants.

(b)  Monthly Financial Statements. As soon as available, but in any event within twenty (20) days after the end of each month, Borrowers shall furnish to Lender copies of the unaudited consolidated and consolidating balance sheet of Mendocino Brewing and its U.S. subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow of Mendocino Brewing and its U.S. subsidiaries for such month and for the portion of the fiscal year of Borrowers through such month, certified by the chief financial officer of Mendocino Brewing as presenting fairly the financial condition and results of operations of Mendocino Brewing and its subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

(c)  Projected Financial Statements. At least thirty (30) but not more than sixty (60) days prior to the end of each fiscal year of Borrowers, Borrowers shall furnish to Lender forecasted financial statements, prepared by Borrowers’ management, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Mendocino Brewing and its U.S. subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein. Further, all such financial statements shall be in a form acceptable to Lender. It is expressly understood and agreed that, if the financial statements referred to in clauses (a) and (b) above combine and consolidate the financial condition and results of operation of the Borrowers with those of any other Person, or if such financial statements do not combine and consolidate the financial condition and results of operation of the Borrowers, then the Borrowers, in addition to such financial statements referred to above, shall deliver to the Lender with such financial statements a separate set of financial statements for the same periods (and, in the case of the financial statements referred to in clause (a), prepared by the same independent certified public accountants) which combine and consolidate solely the financial condition and results of operation of the Borrowers.

Section 8.2  Compliance Certificate. Together with each delivery of financial statements required by Sections 8.1(a) and (b), Borrowers shall furnish to Lender a certificate of each Borrower’s president or chief financial officer in the form of Exhibit B.

Section 8.3  Collateral Information and Reports.

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(a)  Schedules of Accounts. Within twenty (20) days after the end of each month, Borrowers shall furnish to Lender a Schedule of Accounts listing all accounts of each Borrower as of the last Business Day of such month setting forth (i) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts setting forth accounts thirty (30) days past the invoice date or less, accounts over thirty (30) days past the invoice date but less than sixty-one (61) days past the invoice date, accounts over sixty (60) days past the invoice date but less than ninety-one (91) days past the invoice date, accounts over ninety (90) days past the invoice date and less than one hundred twenty-one (121) days past the invoice date and accounts over one hundred twenty (120) days past the invoice date, and (iii) a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate as of the most recent month end and to each Borrower’s general ledger as of such month end.

(b)  Schedules of Accounts Payable. Within twenty (20) days after the end of each month, Borrowers shall furnish to Lender a schedule of accounts payable of each Borrower as of the last Business Day of such month setting forth (i) a detailed aged trial balance of all of each Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor and (ii) a reconciliation to the schedule of accounts payable to each Borrower’s general ledger as of such month end. Together with the above-described accounts payable agings, each Borrower shall deliver to the Lender (i) a listing of all Grower Payables (if any) of such Borrower, certified as true and complete by a duly authorized officer of such Borrower, which listing may be relied upon by the Lender in determining the Grower Payables Reserve, and (b) a listing of all PACA Payables (if any) of such Borrower, certified as true and complete by a duly authorized officer of such Borrower, which listing may be relied upon by Bank in determining the PACA Reserve.

(c)  Schedule of Inventory. Within twenty (20) days after the end of each month, Borrowers shall furnish to Lender (i) (A) a Schedule of Inventory, based upon each Borrower’s perpetual inventory, as of the last Business Day of such month, itemizing and describing the kind, type, quantity and location of all inventory of each Borrower and the cost thereof with a summary of inventory by category, and (B) a detailed statement of all inventory that is not located on the premises described on Schedule 5.1(o), in each case in form and substance acceptable to Lender, and (ii) a reconciliation of the Schedule of Inventory to the Borrowing Base Certificate as of the most recent month end and to each Borrower’s general ledger as of such month end.

(d)  Borrowing Base Certificate. Not less often than weekly, Borrowers shall furnish to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such week, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections and adjustments).

(e)  Certification. Each of the schedules and certificates delivered to Lender by Borrowers pursuant to this Section 8.3 shall be in a form acceptable to Lender in its commercially reasonable discretion and shall be signed and certified by the president, chief financial officer or treasurer of each Borrower to be true, correct and complete as of the date indicated thereon. In the event any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of each Borrower to be true, correct and complete as of the date indicated thereon.

(f)  Other Information. Lender may, in its commercially reasonable discretion, from time to time require Borrowers to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section. Borrowers shall also furnish to Lender such other additional information as Lender may from time to time request in its commercially reasonable discretion.

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ARTICLE IX — NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Borrower covenants and agrees as follows:

Section 9.1  Financial Covenants. Refer to Section 9.1 of Schedule A hereto.

Section 9.2  Prohibited Distributions and Payments, Etc. No Borrower shall, directly or indirectly, declare or make any Prohibited Distribution or Prohibited Payment without the prior written consent of Lender, which consent shall not be unreasonably withheld, provided, that so long as (i) a Borrower is a limited liability company and has elected to be taxed as a partnership for Federal income tax purposes or has a valid election to be taxed as an “S corporation” for Federal income tax purposes and (ii) no Default or Event of Default has occurred or would result therefrom, such Borrower may pay dividends or make distributions to its shareholders or members (as applicable) in an aggregate amount not greater than the amount necessary for such shareholders or members to pay their actual state and United States federal income tax liabilities in respect of taxable income earned by such Borrower.

Section 9.3  Indebtedness. Except as disclosed on Schedule 5.1(h), no Borrower shall, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Indebtedness, except for Permitted Indebtedness. Without limiting the generality of the foregoing, Borrowers specifically covenant and agree that they will not, directly or indirectly, create, assume or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Indebtedness owed to any subsidiary or other Affiliate of any Borrower, other than Indebtedness that is expressly contemplated by and subject to a Subordination Agreement (in form and substance acceptable to the Lender in its commercially reasonable discretion) executed by the holder(s) of such Indebtedness in favor of the Lender.

Section 9.4  Liens. No Borrower shall, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of such Borrower, real, personal or mixed, tangible or intangible, except for Permitted Liens or the liens identified on Schedule 5.1(g).

Section 9.5  Loans. No Borrower shall make any loans or advances to or for the benefit of any officer, director, manager, shareholder, member, or partner of any Borrower except advances for routine expense allowances in the ordinary course of business. No Borrower shall make or suffer to exist any loans or advances to or for the benefit of any subsidiary of other Affiliate of any Borrower. No Borrower shall make any payment on any obligation owing to any officer, director, manager, shareholder, member, partner or Affiliate of any Borrower, except payments of salary and payments to the holder of any Subordinated Indebtedness, if any, in accordance with the terms of the subordination agreement among such subordinated creditor, such Borrower, and Lender.

Section 9.6  Merger, Consolidation, Sale of Assets, Acquisitions. No Borrower shall, directly or indirectly, merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of any assets to any Person (other than sales of inventory in the ordinary course of business) or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person.

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Section 9.7  Transactions with Affiliates. No Borrower shall, directly or indirectly, effect any transaction with any Affiliate on a basis less favorable to such Borrower than would be the case if such transaction had been effected with a Person not an Affiliate, provided that no Borrower shall enter into any lease with any Affiliate.

Section 9.8  Licensure. No Borrower is required to maintain a license, and no Borrower maintains a license, under either PACA or any Agricultural Lien Statute.

Section 9.9  Warehouse Receipts. Each Borrower represents that it does not issue, and covenants that it will not issue, any negotiable warehouse receipts, nonnegotiable warehouse receipts, scale weight tickets or load slips, or any other evidence of ownership or document of title, covering any hops, malt or other grain products or derivatives, whether located at a facility owned or leased by a Borrower or otherwise, that are or were included within such Borrower’s inventory.

Section 9.10  Guaranties. No Borrower shall, directly or indirectly, either (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

Section 9.11  Operating Leases. No Borrower shall, directly or indirectly, suffer to exist or enter into any lease other than a Capitalized Lease which would cause the annual payment obligations of such Borrower under all leases (other than Capitalized Leases and the real property leases described on Schedule 9.11 attached hereto) to exceed $50,000 in the aggregate.

Section 9.12  Benefit Plans. No Borrower shall, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of such Borrower to exceed $0.

Section 9.13  Sales and Leasebacks. No Borrower shall, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by such Borrower to such Person.

Section 9.14  Investments. No Borrower shall, directly or indirectly, make or acquire any Investment without the prior written consent of the Lender, which consent shall not be unreasonably withheld; provided, however, each Borrower may make Permitted Investments.

Section 9.15  Amendments. No Borrower shall amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, any agreement evidencing or relating to Subordinated Indebtedness that would affect the validity or enforceability of the subordination agreement referred to in Section 4.11(q) of Schedule A hereto, without the prior written consent of the Lender.

Section 9.16  USA Patriot Act. No Borrower shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to such Borrower or from otherwise conducting business with such Borrower or (b) fail to provide documentary and other evidence of such Borrower’s or its officers’ or managers’ identities as may be requested by Lender at any time to enable Lender to verify such Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. §5318.

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Section 9.17  Additional Negative Covenants. The covenants set forth in Section 9.16 of Schedule A hereto are incorporated herein by reference.

ARTICLE X — DEFAULT

Section 10.1  Events of Default. Each of the following events shall constitute an Event of Default:

(a)  The failure or refusal of any Borrower to make any payment of the Obligations when due;

(b)  The failure of any Borrower to perform properly any covenant in this Agreement or in any of the other Loan Documents;

(c)  The occurrence of any default or event of default under any of the other Loan Documents;

(d)  Any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(e)  Any Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Borrower or of all or a substantial part of such Borrower’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Borrower is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company or partnership action for the purpose of effecting any of the foregoing;

(f)  With respect to any Borrower, either (i) an involuntary petition or complaint shall be filed against such Borrower seeking bankruptcy or reorganization of such Borrower or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Borrower, or of all or substantially all of such Borrower’s assets or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Borrower or appointing an intervenor or liquidator of such Borrower, or of all or substantially all of such Borrower’s assets; or (iii) such Borrower shall become subject to a proceeding ancillary commenced in connection with any insolvency proceeding involving UBI, UBSN or any other foreign Affiliate of such Borrower;

(g)  Any money judgment is rendered against any Borrower that is not paid within thirty (30) days after the entry thereof (or, if later, by the date on which such payment is due pursuant to a written settlement agreement duly executed by or on behalf of the applicable judgment creditor), or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against any Borrower’s assets;

(h)  Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

(i)  Any failure by UBI, UBSN or any other foreign Affiliate owned, directly or indirectly, by any Borrower to consistently observe all necessary and proper corporate formalities consistent with its status as an independent legal entity; or

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(j)  Any other event described in Section 10.1 of Schedule A hereto shall occur.

Section 10.2  Remedies.

(a)  Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default specified in Section 10.1(e) or (f)(ii), (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b)  Other Remedies. Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may (i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) terminate any commitment of Lender to make Loans hereunder; (iii) enter upon any premises where Collateral is located; (iv) require that Mendocino Brewing execute and deliver to Lender a Pledge Agreement (in form and substance acceptable to Lender in its commercially reasonable discretion) covering all of its capital stock in Releta Brewing (which Mendocino Brewing specifically agrees it will execute and deliver to Lender without delay); and (v) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable). Each Borrower agrees that, to the extent notice of sale shall be required by law, 10 days’ notice to such Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

Section 10.3  Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with each Borrower remaining jointly and severally liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrowers or to whomsoever is entitled thereto.

Section 10.4  Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender from time to time) as such Borrower’s true and lawful attorney and agent in fact, and Lender or any agent of Lender may, without notice to any Borrower, and at such time or times as Lender or any such agent in its sole and absolute discretion may determine, in the name of such Borrower or Lender:

(a)  demand payment of the accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend or renew any or all of the accounts or any legal proceedings brought to collect the accounts, discharge and release the accounts or any of them and exercise all of such Borrower’s rights and remedies with respect to the collection of accounts;

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(b)  prepare, file and sign the name of such Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral;

(c)  use the stationery of such Borrower, open such Borrower’s mail, notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Lender and sign the name of such Borrower to verifications of the accounts and on any notice to the Account Debtors; and

(d)  use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the accounts, inventory or other Collateral.

Section 10.5  Miscellaneous Provisions Concerning Remedies.

(a)  Rights Cumulative. The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)  Waiver of Marshaling. Each Borrower hereby waives any right to require any marshaling of assets and any similar right.

Section 10.6  Trademark License. All trademarks, patents, copyrights, service marks and licenses owned by any Borrower, and all trademarks, patents, copyrights, service marks and software licensed by any Borrower, are listed on Schedule 10.6. Each Borrower hereby grants to Lender the nonexclusive right and license to use all of the trademarks, patents, copyrights, service marks and licenses described on Schedule 10.6 and any other trademarks, patents, copyrights, service marks and licenses now or hereafter used by such Borrower, for the purposes set forth in Section 10.2 and for the purpose of enabling Lender to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks and licenses. Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to any Borrower or any other Person by Lender.

ARTICLE XI — MISCELLANEOUS

Section 11.1  Notices.

(a)  Method of Communication. All notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal, provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

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(b)  Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to a Borrower:	See Section 11.1 of Schedule A hereto for each Borrower’s address and contact information.

If to Lender:	1660 S. Highway 100 Suite 146 Minneapolis, MN 55416-1524 Attention: Credit Department Facsimile (952) 542-8907

Section 11.2  Expenses. Within ten (10) days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, each Borrower jointly and severally agrees to pay or reimburse all costs and expenses incurred by Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) the costs and expenses of appraisals of the Collateral, (d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents, (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take, (h) costs of inspections and verifications of the Collateral, including, without limitation, $800 per diem per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and each Borrower’s operations and books and records by Lender’s employees and agents, (i) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of each Borrower maintained with Lender or owned by Lender for the benefit of any Borrower and each Blocked Account and Lockbox, (j) costs and expenses of preserving and protecting the Collateral, (k) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (1) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender. Each Borrower hereby authorizes Lender to debit such Borrower’s loan account by increasing the principal amount of the Loan, or deduct from such Borrower’s accounts maintained with any Affiliate of Lender, the amount of any costs, fees and expenses owed by any Borrower when due.

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Section 11.3  Setoff. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by each Borrower at any time or from time to time, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender or any participant to or for the credit or the account of any Borrower against and on account of the Obligations irrespective or whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Section 11.4  Venue; Service of Process. EACH BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN OR AMONG LENDER AND BORROWERS (OR ANY OF THEM) BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN OR AMONG LENDER AND BORROWERS (OR ANY OF THEM) MAY BE BROUGHT AND LITIGATED IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA, HAVING JURISDICTION. BORROWERS AND LENDER WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER. ANY JUDICIAL PROCEEDING BY BORROWERS (OR ANY OF THEM) AGAINST THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MINNEAPOLIS, MINNESOTA.

Section 11.5  Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents. Each Borrower agrees that Lender may provide any information that Lender may have about such Borrower or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

Section 11.6  Amendments. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived and any departure therefrom may be consented to if, but only if, such amendment, waiver or consent is in writing signed by Lender and, in the case of an amendment, by Borrowers. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.7  Performance of Borrowers’ Duties. If any Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of such Borrower, and each Borrower hereby irrevocably authorizes Lender so to act.

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Section 11.8  Indemnification. Each Borrower jointly and severally agrees to reimburse Lender and its Affiliates and their officers, employees, directors, shareholders and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred and shall indemnify and hold the Indemnified Parties harmless from and against all losses suffered by any Indemnified Party, other than losses resulting from an Indemnified Party’s gross negligence or willful misconduct, in connection with (a) the exercise by Lender or any of its Affiliates of any right or remedy granted to it under this Agreement or any of the Loan Documents or at law, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between Borrowers (or any of them) and Lender in which such Borrower(s) prevail(s) in a final unappealed or unappealable judgment, and (c) the collection or enforcement of the Obligations or any of them.

Section 11.9  All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make advances hereunder.

Section 11.10  Entire Agreement; Severability of Provisions. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11  Governing Law. This Agreement and the promissory notes issued pursuant hereto shall be construed in accordance with and governed by the law of the State of Minnesota other than its conflict of laws principles.

Section 11.12  Jury Waiver. EACH BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWERS (OR ANY OF THEM) AND LENDER AND LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN OR AMONG LENDER AND BORROWERS (OR ANY OF THEM), OR BETWEEN OR AMONG BORROWERS (OR ANY OF THEM) AND ANY AFFILIATE OF LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

Section 11.13  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof.

LOANAND SECURITY AGREEMENT - PAGE 39

Section 11.14  Patriot Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Borrower: When such Borrower opens an account, if such Borrower is an individual, Lender will ask for such Borrower’s name, residential address, date of birth, and other information that will allow Lender to identify such Borrower, and if such Borrower is not an individual, Lender will ask for such Borrower’s name, employer identification number, business address, and other information that will allow Lender to identify such Borrower. Lender may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

Section 11.15  Wire Transfer Fees and Returned Check Charges. Each Borrower jointly and severally agrees to pay a wire transfer charge of $20.00 for every wire transfer processed by the Lender and $20.00 for any returned checks charged against its account for funds deposited on such Borrower’s behalf.

Section 11.16  Participations and Information. Lender may sell participation interests in any or all of the Loans to any Person. Lender may furnish any information concerning the Borrowers (or any of them) in the possession of the Lender from time to time to affiliates of the Lender in connection with lending business of the Lender or such affiliates, and to participants and prospective participants, and may furnish information in response to credit inquiries consistent with general commercial lending practice.

[Remainder of page intentionally left blank;
signature page follows]

LOANAND SECURITY AGREEMENT - PAGE 40

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MENDOCINO BREWING COMPANY, INC.

By:
Name:
Title:

RELETA BREWING COMPANY LLC

By:
Name:
Title:

MARQUETTE BUSINESS CREDIT, INC.

By:
Name:
Title:

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT C	FORM OF LEGAL OPINION

SCHEDULE A	Additional Terms and Covenants

SCHEDULE 1.1	Commercial Tort Claims
SCHEDULE 5.1 (a)	Jurisdictions in Which Each Borrower is Qualified as a Foreign Corporation
SCHEDULE 5.1 (c)	Capital Stock/Membership Interests and Subsidiaries
SCHEDULE 5.1 (g)	Liens
SCHEDULE 5.1 (h)	Indebtedness for Money Borrowed and Guaranties
SCHEDULE 5.1 (i)	Litigation
SCHEDULE 5.1 (1)	ERISA Benefit Plans
SCHEDULE 5.1 (o)	Locations of inventory
SCHEDULE 5.1 (p)	Location of Chief Executive Office
SCHEDULE 5.1 (q)	Corporate and Fictitious Names
SCHEDULE 9.1	Real Property Leases
SCHEDULE 10.6	List of trademarks, patents, etc.

LOANAND SECURITY AGREEMENT - PAGE 41

ACKNOWLEDGMENT

State of California
County of _________________

On November ____, 2006 before me, _________________________, the _____________________ of MENDOCINO BREWING COMPANY, INC., a California corporation personally appeared _____________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

ACKNOWLEDGMENT

State of California
County of _________________

On November ____, 2006 before me, ________________________, the _____________________ of RELETA BREWING COMPANY LLC, a New York limited liability company, personally appeared ______________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

LOANAND SECURITY AGREEMENT - PAGE 42

Exhibit A

Borrowing Base Certificate

See attached.

LOANAND SECURITY AGREEMENT - PAGE 43

Exhibit B

Compliance Certificate

TO: Marquette Business Credit, Inc.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(a) I am a duly elected officer (or deputy thereof) Mendocino Brewing Company, Inc., a California corporation and Releta Brewing Company LLC, a Delaware limited liability company (collectively, the “Borrowers”).

(b) I have reviewed the terms of the Loan and Security Agreement dated as of November 16, 2006 (as previously amended, and as the same may be further amended or otherwise modified from time to time, the "Loan Agreement") among MARQUETTE BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), and the Borrowers, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers during the accounting period covered by the attachment hereto, and the financial information contained in the attachment hereto is accurate as of the date of said attachment for the period specified.

(c) The examinations described in paragraph (b) did not disclose, and I have no knowledge of, whether arising out of such examinations or otherwise, the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Loan Agreement) during or at the end of the accounting period covered by the attachment hereto or as of the date of this Certificate, except as described below (or in a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event, are as follows: (see attached).

(d) No policy of insurance required to be maintained pursuant to the Loan Agreement or any other Loan Document (as such term is defined in the Loan Agreement) has lapsed during the reporting period described on Attachment No. 1 hereto and no such policy will lapse within the next 60 days.

(e) The undersigned is not aware of any change in any law, statute, regulation, rule or ordinance of any governmental authority or regulatory body, or in the prevailing interpretation of any such law, statute, regulation, rule or ordinance, which could reasonably be expected to impair or otherwise adversely affect the Lender's rights or ability to enforce its security interest against, or to otherwise realize the expected value from, the Collateral (or any significant portion thereof), including, without limitation, any change by which any governmental authority, regulatory body or other Person has, or has the right to obtain, a Lien on any material part of the Collateral.

The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ________________ 200__, pursuant to Section 8.2 of the Loan Agreement.

[_______________________________]

By
Its

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE
AS OF _______________, 200___, WHICH PERTAINS
TO THE PERIOD FROM _______________, 200___
TO _______________, 200___

Terms defined in the Loan Agreement are used herein as defined therein and Section references herein refer to the Sections in Schedule A to the Loan Agreement.

1. Tangible Net Worth (Section 9.1(a)) (At least $7,000,000)	Actual $ _____________	In Compliance? Yes______ No______

2. Fixed Charge Coverage Ratio (Section 9.1(b)) (At least 1.05 to 1.00 as of each calendar quarter-end)	Actual _____ to 1.00	In Compliance? Yes______ No______

3. Capital Expenditures (Section 9.1(c)) (No more than $300,000 in any fiscal year)	Actual $__________	In Compliance? Yes______ No______

4. Minimum EBITDA (Section 9.1(d)) (Not less than $925,000 for any fiscal year)	Actual $__________	In Compliance? Yes ______ No______

Exhibit C

Form of Legal Opinion

See attached.

SCHEDULE A

Additional Terms and Covenants

Section 1.1 Definitions

"Applicable Margin" means (a) with respect to the Revolving Loans, a percentage equal to four and one-quarter percent (4.25%) per annum, and (b) with respect to the Capex Loans, the Term Loan and all of the other Obligations, a percentage equal to five and one-quarter percent (5.25%) per annum; provided, however, that each such percentage shall be subject to adjustment on the first two (2) anniversary dates of the date of this Agreement (each such anniversary date being a “Determination Date”) as set forth in the remainder of this definition based on the Borrowers’ Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio will be determined as of each Determination Date for the immediately preceding period of twelve consecutive months ending on, or most recently ended prior to, such Determination Date. On the Lender's receipt of the Borrowers’ financial statements required to be delivered to the Lender pursuant to Section 8.1(b), the Applicable Margin will be reduced by 0.125% per annum if the then Fixed Charge Coverage Ratio equals or exceeds 1.25 to 1.00, so long as no Default or Event of Default has occurred and is continuing as of applicable Determination Date or as of the effective date of such adjustment. The foregoing adjustment, if applicable, to the Applicable Margin will become effective for the unpaid principal balance of Loans outstanding on and after the first day of the first calendar month following delivery to the Lender of the Borrowers’ financial statements required to be delivered to Lender pursuant to Section 8.1(b) until the next succeeding effective date of adjustment pursuant to this definition (if any). Each of the financial statements required to be delivered to the Lender must be delivered to the Lender in compliance with Section 8.1. If Borrower, however, has not timely delivered its financial statements in accordance with Section 8.1, then, without limiting any of the rights and remedies available to the Lender by reason of such noncompliance at the Lender's option, commencing on the date upon which such financial statements should have been delivered in accordance with Section 8.1 and continuing until such financial statements are actually delivered in accordance with Section 8.1, it shall be assumed for purposes of determining the Applicable Margin that the Fixed Charge Coverage Ratio was less than 1.25 to 1.0 and the pricing associated with a Fixed Charge Coverage Ratio of less than 1.25 to 1.0 will be applicable on the then applicable Determination Date. Notwithstanding the foregoing it is expressly understood and agreed that:

(i) in no event shall the Applicable Margin be less than (a) with respect to the Revolving Loans, a percentage equal to four percent (4.00%) per annum, and (b) with respect to the Capex Loans, the Term Loan and all of the other Obligations, a percentage equal to five percent (5.00%) per annum;

(ii) if, as of any date of determination occurring after the Applicable Margin has been adjusted pursuant to the preceding provisions of this definition, the Fixed Charge Coverage is less than 1.25 to 1.00, then the Applicable Margin shall be immediately restored to (a) with respect to the Revolving Loans, a percentage equal to four and one-quarter percent (4.25%) per annum, and (b) with respect to the Capex Loans, the Term Loan and all of the other Obligations, a percentage equal to five and one-quarter percent (5.25%) per annum; and

(iii) nothing contained in this definition shall limit or otherwise affect any of the rights and remedies available to the Lender if the Fixed Charge Coverage Ratio is less than the level required pursuant to Section 9.1(b) of this Schedule A.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) eighty-five percent (85%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of Eligible Accounts on such date, plus (b) the lesser of (i) sixty percent (60%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) multiplied by the amount of Eligible Inventory on such date and (ii) $750,000, minus (c) the Reserve.

“Concentration Limit” means fifteen percent (15%).

“Contract Rate” means (a) with respect to the Revolving Loans, the sum of the Base Rate in effect from time to time plus the Applicable Margin, and (b) with respect to the Capex Loans, the Term Loan and all of the other Obligations, the sum of the Base Rate in effect from time to time plus the Applicable Margin. Any change in the Contract Rate resulting from a change in the Base Rate shall become effective on the day such change in the Base Rate is quoted and determined by Lender.

“Cross Aging Percentage” shall mean twenty five percent (25%) of the aggregate balance of all accounts owing by a particular Account Debtor.

“Financial Statements” means (i) the consolidated and consolidating balance sheet of Mendocino Brewing and its subsidiaries for its fiscal year ending, December 31, 2005, and the related consolidated and consolidating statements of profit and loss and cash flows for the year ended on such date, audited by independent public accountants, and (ii) the unaudited consolidated and consolidating balance sheet of Mendocino Brewing and its U.S. subsidiaries as of August 31, 2006, and the related statements of profit and loss and cash flows for the monthly period then ended; provided, however, that if the financial statements referred to in items (i) and (ii) above combine and consolidate the financial condition and results of operation of the Borrowers with those of any other Person, or if such financial statements do not combine and consolidate the financial condition and results of operation of the Borrowers, then the Borrowers, in addition to such financial statements referred to above, shall deliver to the Lender with such financial statements a separate set of financial statements for the same periods (and, in the case of item (i), prepared by the same independent certified public accountants) which combine and consolidate solely the financial condition and results of operation of the Borrowers.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each calendar quarter for the twelve consecutive months then ending of (a) the combined EBITDA of the Borrowers (excluding the results of operation of all Persons other than the Borrowers) for such period minus cash taxes paid by the Borrowers during such period, minus unfinanced Capital Expenditures made by the Borrowers during such period, to (b) without duplication, cash interest expense of the Borrowers, plus scheduled principal payments on Indebtedness made by the Borrowers during such period, plus payments on Capitalized Leases of the Borrowers, plus all dividends and distributions made by the Borrowers in respect of their respective capital stock or other equity interests during such period, all calculated for the Borrowers on a combined basis (excluding the results of operation of all Persons other than the Borrowers).

“Lockbox” means the U.S. Post Office Box(es) specified in, or established pursuant to, (i) a Blocked Account Agreement, or (ii) a Lockbox agreement, in form and substance acceptable to Lender, executed between on or more of the Borrowers and a financial institution acceptable to Lender.

“Permitted Indebtedness” means (i) purchase money Indebtedness incurred by any Borrower to finance, or provide the funds for, the acquisition of assets, which outstanding principal Indebtedness shall not exceed $150,000 in the aggregate for all Borrowers at any time outstanding, (ii) the Indebtedness described on Schedule 5.1(h) attached hereto and made a part hereof, and (iii) the Obligations.

“Revolving Facility Limit” means Two Million Seven Hundred Fifty Thousand and no/100 Dollars ($2,750,000.00).

“State of Organization” means (a) with respect to Mendocino Brewing, California, and (b) with respect to Releta Brewing, Delaware.

“Termination Date” means June 27, 2011.

“Total Credit Facility” means an amount equal to the sum of the Revolving Facility Limit, the Capex Loan Amount and the original principal amount of the Term Loan.

Section 3.2 Fees and Expenses.

(a) The origination fee shall be $50,000.

(b) The monthly facility fee shall be one-half of one percent (0.50%) per annum of the Total Credit Facility.

(c) The unused line fee shall equal one quarter of one percent (0.25%) per annum of the sum of the average daily unborrowed amount of the Revolving Facility Limit in effect during the period for which payment is made.

(d) The collateral monitoring fee shall be $0 for each calendar month.

(e) The minimum usage fee shall equal, for a particular month, the positive difference (if any) between (i) the interest that would have accrued under this Agreement assuming the aggregate outstanding principal balance of the Revolving Loans averaged the Required Minimum Usage (defined below) during such month, and (ii) the actual interest that accrued on the Loans during such month. For purposes of this Section 3.2(e) the term “Required Minimum Usage” shall mean (x) for all dates of determination before the second anniversary of the date of this Agreement, an amount equal to $2,000,000, (y) for all dates of determination on or after the second anniversary of the date of this Agreement but before the fourth anniversary of the date of this Agreement, an amount equal to $1,750,000, and (z) for all dates of determination on or after the fourth anniversary of the date of this Agreement, an amount equal to $1,500,000.

Section 3.4 Early Termination Fee; Prepayment Fee.

(b) (i) Revolving Loan Facility. Upon termination of this Agreement prior to the Termination Date, the early termination fee shall be an amount equal to (A) four percent (4.0%) of the Revolving Facility Limit if the termination occurs on or prior to the first anniversary of the date hereof; (B) three percent (3%) of the Revolving Facility Limit if the termination occurs after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof.; (C) two percent (2.0%) of the Revolving Facility Limit if the termination occurs after the second anniversary of the date hereof but on or prior to the third anniversary of the date hereof; (D) one-half of one percent (0.50%) of the Revolving Facility Limit if the termination occurs after the third anniversary of the date hereof but on or prior to the fourth anniversary of the date hereof; and (E) one-quarter of one percent (0.25%) of the Revolving Facility Limit if the termination occurs after the fourth anniversary of the date hereof.

(ii) Term Loan. Upon prepayment of the Term Loan prior to the Termination Date, the prepayment fee shall be an amount equal to (A) four percent (4.0%) of the amount prepaid if such prepayment occurs on or prior to the first anniversary of the date hereof; (B) three percent (3%) of the amount prepaid if such prepayment occurs after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof.; (C) two percent (2.0%) of the amount prepaid if such prepayment occurs after the second anniversary of the date hereof but on or prior to the third anniversary of the date hereof; (D) one-half of one percent (0.50%) of the amount prepaid if such prepayment occurs after the third anniversary of the date hereof but on or prior to the fourth anniversary of the date hereof; and (E) one-quarter of one percent (0.25%) of the amount prepaid if such prepayment occurs after the fourth anniversary of the date hereof; provided, however, that no prepayment fee shall be due under this clause (ii) if the amount of such prepayment is less than or equal to $500,000 in each fiscal year and if the source of the funds used to effectuate such prepayment (which source has been verified to the reasonable satisfaction of the Lender) is an Affiliate of the Borrowers.

Section 4.1 Closing Documents and Requirements

(a) this Agreement and promissory notes evidencing the Loans;

(b) with respect to each Borrower, a certificate executed by the President and the Secretary of such Borrower certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents to which such Borrower is a party, (ii) the resolutions duly adopted by the Board of Directors of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate, and (iii) correctness and completeness of the copy of the bylaws of such Person attached thereto;

(c) with respect to each Borrower, a certificate regarding the due formation, valid existence, and good standing of such Borrower in the state of its organization issued by the appropriate governmental authorities in such jurisdiction and copies of its organizational documents certified by such authorities;

(d) an authorization to file financing statements;

(e) a payoff letter executed by BFI Business Finance;

(f) a landlord’s or mortgagee’s waiver with respect to each premises where collateral is located;

(g) endorsements naming Lender as an additional insured and loss payee on all liability insurance and all property insurance policies of each Borrower;

(h) a favorable opinion of counsel for Borrowers in the form attached hereto as Exhibit C;

(i) establishment of one or more Lockboxes for receipts of proceeds of Collateral;

(j) with respect to each Lockbox, a Lockbox Agreement executed by the financial institution with which such Lockbox has been established and the applicable Borrower(s);

(k) with respect to each Blocked Account, a deposit account control agreement executed by the financial institution with which such Blocked Account is maintained, Lender, and the applicable Borrower(s);

(l) pre-funding verifications of Accounts;

(m) after giving effect to the first advance of a Revolving Loan, the first advance of a Capex Loan, the advance of the Term Loan and the Reserve established by Lender, Borrowers shall have Availability of at least $350,000, plus an amount sufficient so that no trade payables are overdue plus an amount sufficient to pay all book overdrafts;

(n) no Default or Event of Default shall have occurred;

(o) all documents evidencing or relating to any and all Subordinated Indebtedness;

(p) a validity and support agreement executed by each of Yashpal Singh and N. Mahadevan;

(q) a subordination agreement from UBA;

(r) Uniform Commercial Code, state and federal tax lien, judgment and bankruptcy searches covering the Borrowers and such other parties as the Lender may require in such filing offices and locations as the Lender may require, and evidence of the termination and satisfaction of all liens and encumbrances (other than Permitted Liens) against any portion of the Collateral; and

(s) such other documents, certificates, opinions, and information that Lender may require.

Section 5.1 Representations and Warranties of Borrowers

(a) Mendocino Brewing is a California corporation. Mendocino Brewing’s federal employer identification number is 68-0318293, and its organizational number with the Secretary of State of the State of Organization is C1876489. Releta Brewing is a Delaware limited liability company. Releta Brewing’s federal employer identification number is 68-0398450, and its organizational number with the Secretary of State of the State of Organization is 2799258.

(b) Each Borrower is engaged principally in the business of producing and distributing beer and malt beverages for the specialty "craft" segment of the beer market.

Section 7.14 Additional Affirmative Covenants

[None]

Section 9.1 Financial Covenants

(a) Minimum Tangible Net Worth. Borrowers shall not, directly or indirectly, permit the Tangible Net Worth at any time to be less than $7,000,000.

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio as of each calendar quarter-end shall be at least 1.05 to 1.0, commencing with the quarter ending December 31, 2006.

(c) Capital Expenditures. Borrowers shall not, directly or indirectly, make or incur Capital Expenditures which exceed, in the aggregate for all Borrowers, $300,000 in any fiscal year without the prior written consent of the Lender.

(d) Minimum EBITDA. Borrowers shall not permit the combined EBITDA of the Borrowers (excluding the results of operation of all Persons other than the Borrowers) for any fiscal year to be less than $925,000.

Section 9.16 Additional Negative Covenants

(a) No Borrower shall make any principal or interest payment on any Indebtedness owing to UBA if a Default or Event of Default is then outstanding or would be caused by such payment or would violate the terms of the Subordination Agreement executed by UBA in favor of the Lender. In addition, no Borrower shall make any principal or interest payment on any Indebtedness owing to UBI or UBSN; provided, however, that so long as no Default or Event of Default has occurred or is continuing at the time of a “Permitted Payment” (defined below), or would result from such Permitted Payment, the Permitted Payments are excepted from the terms of the foregoing provisions of this Section 9.16(a). For purposes of this Section 9.16(a), the term “Permitted Payments” means (i) ordinary course, non-cash offsets of Indebtedness owed by one or more of the Borrowers to UBI and/or UBSN against amounts owed by UBI and/or UBSN to one or more of the Borrowers in connection with (A) overhead expense allocations, and/or (B) amortization of the investment of Mendocino Brewing in the UBI and UBSN, provided that such offsets are made in amounts, at a frequency and in a manner substantially consistent with the past course of dealing among UBI, UBSN and the Borrowers; and (ii) cash payments of principal or interest in respect of any Indebtedness owing to UBI or UBSN, provided that (x) the full amount of each such payment was included within the Reserve at the time of the associated invoicing, and (y) the Lender has consented to such payment in writing (which consent shall not be unreasonably withheld).

(b) The aggregate annual cash and non-cash compensation paid by the Borrowers (or any of them) to the person holding the office of Chairman of Mendocino Brewing in any fiscal year may not exceed the amount paid to the person holding such office in fiscal year 2005 without the prior written consent of Lender, which consent shall not be unreasonably withheld.

Section 10.1 Additional Events of Default

(a) Mendocino Brewing shall cease to own, beneficially and of record, 100% of all classes of the membership interests of Releta Brewing.

(b) The occurrence of a default or event of default under any other Indebtedness of Borrowers (or any of them), excluding unsecured trade payables and the Subordinated Indebtedness held by UBA, which Indebtedness exceeds $50,000.

(c) Any material violation of any of the terms or provisions of that certain Subordination Agreement dated as of November 16, 2006, executed by UBA in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time, unless the Lender has otherwise consented in writing (which consent shall not be unreasonably withheld). Without limiting the generality of the foregoing each Borrower specifically agrees that the occurrence of any of the following events or circumstances shall constitute an Event of Default hereunder:

(i) if either Borrower shall make any payment or other distribution whatsoever in respect of any Subordinated Indebtedness held by UBA, whether before or after the final maturity of such Subordinated Indebtedness, at any time prior to the date on which all Obligations have been paid in full in cash and this Agreement has been terminated;

(ii) if any property or assets of either Borrower be applied to the purchase or other acquisition or retirement of any Subordinated Indebtedness held by UBA; or

(iii) if UBA takes any action to (A) transfer or assign, or attempt to enforce or collect, or subordinate to any Liabilities other than the Obligations, any Subordinated Indebtedness held by UBA or any rights in respect thereof, (B) take any collateral security for any Subordinated Indebtedness held by UBA, or (C) commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to either Borrower, in each case without the prior written consent of the Lender (which consent shall not be unreasonably withheld).

(d) If any material portion of the unsecured trade payables of Borrowers (or any of them) owed to a Major Vendor (defined below) is more than sixty (60) days past due. For purposes of this subsection (d), the term “Major Vendor” shall mean any trade creditor of Borrowers (or any of them) that is owed more than $250,000 in the aggregate by such Borrower(s) at any one time.

Section 11.1 Borrowers’ Address for Notice Purposes

Mendocino Brewing:	Releta Brewing:
1601 Airport Road	131 Excelsior Avenue
Ukiah, California 95482	Saratoga Springs, NY 12866
Attention: Yashpal Singh	Attention: Robert Craven
Facsimile No.: (707) 463-2465	Facsimile No.: (518) 581-1804

With a copy to:
Coblentz, Patch, Duffy & Bass LLP
One Ferry Building
Suite 200
San Francisco, California 94111
Attention: Sara Finigan, Esq.
Facsimile No.: (415) 989-1663

SCHEDULE 1.1

Commercial Tort Claims

None.

SCHEDULE 5.1(a)

Jurisdictions in Which Each Borrower is Qualified as a Foreign Corporation

Mendocino Brewing - None

Releta Brewing - New York

SCHEDULE 5.1(c)

Capital Stock/Membership Interests and Subsidiaries

Borrower	Subsidiaries	Owners
Mendocino Brewing	Releta Brewing UBI	UBA - 26.55% Inversiones - 47.30% Others - 26.15%
Releta Brewing	None	Mendocino Brewing - 100%

SCHEDULE 5.1(g)

Liens

Debtor	Secured Party	State/County	Filing No.	Filing Date
Mendocino Brewing Co. Inc.	Colonial Pacific Leasing	CA	9919360413	07/01/99
Mendocino Brewing Company, Inc.	GE Capital Colonial Pacific Leasing	CA	0200760468	01/04/02
Mendocino Brewing Company, Inc.	Citicorp Leasing, Inc.	CA	067073421373	06/12/06
Mendocino Brewing Company	Scott Laboratories, Inc.	CA	067074242688	06/15/06

SCHEDULE 5.1(h)

Indebtedness for Money Borrowed and Guaranties

1.  Continuing Corporate Guaranty, dated December 20, 2000 by Mendocino Brewing, as guarantor, on behalf of Releta Brewing, as payor, in favor of Gamer Packing, Inc., a Minnesota corporation, as payee (“Gamer”), relating to amounts due to Gamer in connection with products sold and services provided by Gamer to Releta Brewing.

2.  Promissory Note in the principal amount of $3,000,000 dated June 28, 2006 issued by Mendocino Brewing, as borrower, to Grand Pacific Financing Corporation, as lender.

3.  Promissory Note in the principal amount of $350,000, dated June 6, 2006, issued by Mendocino Brewing, as borrower, to Savings Bank of Mendocino County, as lender.

4.  Continuing Guaranty, dated June 28, 2006, by Releta Brewing, as guarantor, on behalf of Mendocino Brewing, as borrower, to Grand Pacific Financing Corporation (“Grand Pacific”), as lender, relating to Mendocino Brewing’s obligations under the certain loan agreement dated June 28, 2006 between Mendocino Brewing and Grand Pacific.

5.  [Additional Capital Leases to Come]

SCHEDULE 5.1(i)

Litigation

None.

SCHEDULE 5.1(l)

ERISA Benefit Plans

None.

SCHEDULE 5.1(o)

Location of Inventory

Mendocino Brewing:

1601 Airport Road
Ukiah, CA 95482

Releta Brewing:

131 Excelsior Avenue
Saratoga Springs, NY 12866

SCHEDULE 5.1(p)

Location of Chief Executive Office

Mendocino Brewing:

1601 Airport Road
Ukiah, CA 95482

Releta Brewing:

131 Excelsior Avenue
Saratoga Springs, NY 12866

SCHEDULE 5.1(q)

Corporate and Fictitious Names

Mendocino Brewing:

None

Releta Brewing:

Ten Springs Brewing Company
Olde Saratoga Brewing Company

Acquisitions

Mendocino Brewing acquired all of the assets of UBI in 2001.

SCHEDULE 9.1

Real Property Leases

1.  That certain Commercial Lease dated October, 1997 between Stewart’s Ice Cream Company, Inc., as landlord, and Releta Brewing, as tenant, covering the leased premises commonly known as 131 Excelsior Avenue, Saratoga Springs, NY 12866. The term of such lease has been extended to October 15, 2019.

2.  That certain Lease Agreement dated January 1, 2004 between John Fetzer, as landlord, and Mendocino Brewing, as tenant, covering the leased premises located at 13351 S. Highway 101, Hopland, CA 95449.

3.  That certain Commercial Lease dated April 1, 2003 between McDowell Business Center, as landlord, and Mendocino Brewing, as tenant, covering the leased premises located at 921 Transport Way, Suite #29, Petaluma, CA 94954. The term of such lease has been extended to March 31, 2007.

SCHEDULE 10.6

List of trademarks, patents, etc.

Mendocino Brewing:

MARK	SERIAL NO.	REGISTRATION NO.	ASSIGNED TO
MENDOCINO BREWING COMPANY word mark	76/049,154	2,441,141	BFI Business Finance

RED TAIL ALE word mark	75/098,240	2,032,382	BFI Business Finance

RED TAIL design mark	74/734,783	2,011,817	BFI Business Finance

BLUE HERON PALE ALE design mark	74/734,782	2,011,816	BFI Business Finance

EYE OF THE HAWK SELECT ALE word mark	74/093,799	1,673,594	BFI Business Finance

EYE OF THE HAWK SPECIAL EDITION ANNIVERSARY ALE design mark	74/734,781	2,011,815	BFI Business Finance

YULETIDE PORTER word mark	74/093,789	1,666,891	BFI Business Finance

BREWSLETTER word mark	74/312,700	1,768,639	BFI Business Finance

PEREGRINE GOLDEN ALE word mark	76/029,927	2,475,522	BFI Business Finance

HOPLAND BREWERY word mark	76/128,830	2,509,464	BFI Business Finance

BLACK EYE ALE word mark	76/202,158	2,667,078	BFI Business Finance

SUN LAGER PREMIUM HANDCRAFTED BREW word and design mark	76/079,875	2,583,446	BFI Business Finance

WHITE HAWK ORIGINAL IPA word and design mark	78/304,844	2,956,999	BFI Business Finance

BLUE HERON word mark	78/117,249	Concurrent Use Proceeding Pending; subject to concurrent use by Bridgepoint Brewing Company	BFI Business Finance

BLACK HAWK STOUT word mark	78/835,504
Not Available
Use, by agreement with Hiram Walker & Sons, Inc., subject to the restriction that it be used solely to identify and distinguish malt beverage products namely, beer, ale and stout, and only in conjunction with the words “Mendocino Brewing Company.”
			N/A

MARK	SERIAL NO.	REGISTRATION NO.	ASSIGNED TO
RAPTOR RED LAGER word and design mark	78/304,831	3,113,619	BFI Business Finance

TALON BARLEY WINE ALE word mark		Borrower intends to register with USPTO	N/A

TALON BARLEY WINE ALE word and design mark		Borrower intends to register with USPTO	N/A

Releta Brewing:

MARK	SERIAL NO.	REGISTRATION NO.	ASSIGNED TO
FAT BEAR word mark	75/375,457	2,267,709 [registration cancelled - Section 8; new application to be filed for same]	BFI Business Finance

WHITEFACE word mark	75/375,229	2,322,226 [registration will be cancelled - Section 8; new application to be filed for same]	BFI Business Finance

SARATOGA CLASSIC PILSNER word mark	75/647,278	2,396,601	BFI Business Finance